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                                                                   Exhibit 10.15






                        PURCHASE AND ASSUMPTION AGREEMENT



                                 BY AND BETWEEN


                               FIRST WESTERN BANK,
                              NATIONAL ASSOCIATION

                                    AS BUYER




                                       AND




                         PNC BANK, NATIONAL ASSOCIATION
                            PITTSBURGH, PENNSYLVANIA

                                    AS SELLER







                                FEBRUARY 23, 1998



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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I.  DEFINITIONS......................................................  1

         1.1.  Definitions...................................................  1

ARTICLE II.  SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF
                           LIABILITIES AND OBLIGATIONS.......................  3
         2.1.     Sale and Purchase of the Assets............................  3
         2.2.     Closing and Closing Date...................................  4
         2.3.     Purchase Price.............................................  4
         2.4.     Casualty...................................................  4
         2.5.     Actions at Closing.........................................  5
         2.6.     Data Processing Services...................................  5
         2.7.     Certain Transitional Matters...............................  6
         2.8.     Settlement Date Adjustments................................  7
         2.9.     IRA and Brokerage Accounts                                   8
         2.10.    Stop Payment Items.........................................  8
         2.11.    Trust Business.............................................  8
         2.12.    Record Retention...........................................  8
         2.13.    Right to Intervene.........................................  9
         2.14.    Bank Premises..............................................  9
         2.15.    Real Estate Taxes and Recording Fees.......................  9
         2.16.    Employee Matters...........................................  9
         2.17.    Interest Reporting......................................... 10
         2.18.    Withholding................................................ 10
         2.19.    Further Assurances......................................... 11

ARTICLE III.  REPRESENTATIONS AND WARRANTIES................................. 11

         3.1.  Seller's Representations and Warranties....................... 11
         3.2.  Buyer's Representations and Warranties........................ 14

ARTICLE IV.  COVENANTS....................................................... 15

         4.1.  Seller's Covenants............................................ 15
         4.2.  Buyer's Covenants............................................. 17

ARTICLE V.  CONDITIONS....................................................... 18

         5.1.  Conditions Precedent to Obligations of Buyer.................. 18
         5.2.  Conditions Precedent to Obligations of Seller................. 19


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                                                                            PAGE

ARTICLE VI.  TERMINATION OF AGREEMENT........................................ 19

         6.1.  Termination by the Parties.................................... 19
         6.2.  Effect of Termination......................................... 20

ARTICLE VII.  INDEMNIFICATION................................................ 20

         7.1.  Indemnification............................................... 20
         7.2.  Procedure..................................................... 21

ARTICLE VIII.  MISCELLANEOUS PROVISIONS...................................... 22

         8.1.  Entire Agreement.............................................. 22
         8.2.  Amendments.................................................... 22
         8.3.  Waiver or Extension........................................... 22
         8.4.  Assignment.................................................... 23
         8.5.  Public Announcements; Nondisclosure........................... 23
         8.6.  Brokers....................................................... 23
         8.7.  Payment of Expenses........................................... 23
         8.8   Third Party Beneficiaries..................................... 23
         8.9.  Addresses for Notice, etc..................................... 23
         8.10.  Counterparts................................................. 24
         8.11.  Headings..................................................... 24
         8.12.  Governing Law................................................ 24
         8.13.  Severability................................................. 24
         8.14.  Waiver, Delay, etc........................................... 24





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                        PURCHASE AND ASSUMPTION AGREEMENT


         THIS AGREEMENT made this 23rd day of February, 1998, by and between First Western Bank, National Association, a national banking association having its executive offices in New Castle, Pennsylvania ("Buyer"), and PNC Bank, National Association, a national banking association having its executive offices in Pittsburgh, Pennsylvania ("Seller").


                                   WITNESSETH:

         WHEREAS, Seller desires to sell certain assets and transfer certain deposits and other liabilities associated with certain of its branch offices identified on Schedule A attached hereto (each location a "Branch"; collectively, the "Branches"); and

         WHEREAS, Buyer desires to purchase such assets and assume such deposits and certain other liabilities associated with the Branches on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer covenant and agree as follows:


                                   ARTICLE I.
                                  DEFINITIONS

         1.1. Definitions. The terms defined in this Section 1.1 shall have the meanings herein specified, unless the context clearly requires otherwise.

         "Affected Employee" is defined in Section 2.16.

         "Agreement" means this Agreement.

         "Assets" means all right, title and interest of Seller in and to each of the following:

                  (a) the parcels of real estate described in Schedule B, together with the buildings and other improvements thereon (collectively, the "Real Estate");

                  (b) all rights of Seller under the leases relating to personal property and Branch premises leased by Seller, as described in Schedule B;



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                  (c) the furniture, fixtures, equipment and improvements owned or leased by Seller which are used at the Branches, as described in Schedule B, together with any manufacturer's warranties that are assignable and are in effect;

                  (d) the contracts described in Schedule B relating to the operation and maintenance of the Branches;

                  (e) the safe deposit business conducted by Seller at the Branches and the agreements related thereto;

                  (f) the Loans (as defined herein) together with all collateral and security interests securing same;

                  (g) the brokerage and other agreements governing customer brokerage accounts assigned to the respective brokers of PNC Brokerage Corp. representing the Beaver and Mercer County Branches;

                  (h)  cash on hand at the Branches at the Effective Time; and

                  (i) the Customer Deposit Base Intangible (as defined herein).

         "Closing" and "Closing Date" are defined in Section 2.2.

         "Confidentiality Agreement" means the Confidentiality Agreement dated December 17, 1997, between Seller and Buyer relating to, among other things, the confidentiality of certain information provided by or on behalf of Seller to Buyer with respect to the Branches.

         "Core Deposits" means all Deposits, excluding certificates of deposit of $100,000 or more.

         "Customer Deposit Base Intangible" means the value of the Deposits, related records and customer base transferred to Buyer hereunder.

         "Damages" means any and all losses, costs, claims, liabilities, fines, penalties and expenses, including without limitation, (i) interest which may be imposed in connection therewith, (ii) court costs and reasonable fees and disbursements of counsel and consultants, and (iii) reasonable costs and expenses incurred in enforcing any right of indemnification against either party.

         "Depositors" means account holders having Deposits at the Branches.

         "Deposits" means any and all deposit liabilities (including amounts not yet collected) associated with the deposit accounts (i) contained in the due diligence information previously made available to Buyer as allocated to the Branches, and (ii) opened at the Branches between the date


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hereof and the Closing Date; in all cases, together with accrued interest thereon, including demand deposits, savings deposits, certificates of deposit and individual retirement account ("IRA") deposits (subject to Section 2.9), but excluding repurchase agreements, if any.

         "Effective Time" means the close of business on the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Federal Funds Effective Rate" means the weighted average of the rates on overnight federal funds transactions arranged on such day by Federal Funds Brokers as computed and released by the Federal Reserve Bank of New York as the "Federal Funds Effective Rate."

         "Loans" means the loan accounts, including the unfunded portion of all outstanding lines of credit and loan commitments, (i) contained in the due diligence information previously made available to the Buyer as allocated to the Branches, and (ii) originated at the Branches between the date hereof and the Closing Date; in all cases, including accrued interest thereon less prepaid interest thereon.

         "Preliminary Settlement Amount" is defined in Section 2.5.

         "Purchase Price" is defined in Section 2.3.

         "Seller's Knowledge" means the actual knowledge of (i) a branch manager of one of the Branches or (ii) any officer of Seller holding the title of Vice President or higher.

         "Settlement Date" is defined in Section 2.8(a).



                                   ARTICLE II.
                  SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF
                           LIABILITIES AND OBLIGATIONS

         2.1. Sale and Purchase of the Assets. (a) At the Effective Time, Seller shall sell, assign, transfer and deliver the Assets and Deposits to Buyer, and Buyer shall purchase such Assets and assume Seller's liabilities and other obligations with respect to (i) the Deposits; (ii) all leases of real and/or personal property included in the Assets as reflected in Schedule B; (iii) the contracts described in Schedule B relating to the maintenance and operation of the Branches; (iv) the safe deposit business conducted at the Branches and the agreements related thereto; and (v) the Loans.

         (b) Except for the obligations or liabilities specifically assumed by Buyer under this Agreement or the Schedules hereto, it is expressly understood and agreed that Buyer shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind whatsoever incurred prior to Closing including, but not limited to, any tax or debt (except to the extent the


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same has been credited to Buyer by proration at Closing), any liability for unfair labor practices, any liability or obligation of Seller arising out of any threatened or pending litigation, any liability with respect to personal injury or property damage claims, any liability arising out of claims of employees employed at the Branches for bonuses, salaries, wages or other payments or benefits in respect of services performed at the Branches prior to the Closing, any liability under or in connection with any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained by Seller and covers any employee at the Branches, any liability Seller may have incurred or will incur in connection with the transactions contemplated by this Agreement, or any other liability Seller may have incurred prior to the Closing in connection with the operation of the Branches and which has not been credited to Buyer through proration or specifically assumed by Buyer hereunder.

         2.2. Closing and Closing Date. The closing hereunder ("Closing") shall take place at the offices of Seller, 249 Fifth Avenue, One PNC Plaza, Pittsburgh, PA 15222, or such other place as Seller and Buyer otherwise agree. The Closing shall take place following the receipt of all required federal and state regulatory approvals for the transactions contemplated by this Agreement and expiration of all applicable waiting periods, including the U.S. Department of Justice ("DOJ") waiting period following federal regulatory approval. The parties shall mutually agree as to a time and date for the Closing, but such date shall be within 30 days of the earliest date on which the Closing could occur. Further, both parties shall use their respective commercially reasonable efforts to ensure that the Closing shall occur, in any event, on or before June 30, 1998. The date for Closing as determined under this Section is herein called the "Closing Date."

         2.3. Purchase Price. The Purchase Price shall be the sum of (a) the net book value of the Assets as reflected on the books and records of Seller as of the Closing Date, and (b) Fifty Eight Million, Five Hundred Eighty Nine Thousand dollars ($58,589,000) for the Deposits, subject to the following adjustment: if the 15-day average amount of Core Deposits for the period ending on the fifth business day prior to the Closing Date (the "Base Amount") is less than Three Hundred Eighty Million Dollars ($380,000,000), then the Purchase Price shall be reduced by an amount equal to the product of .1411 times the difference between Three Hundred Eighty Million Dollars ($380,000,000) and the Base Amount; or, if the Base Amount is greater than Three Hundred Ninety Million Dollars ($390,000,000), then the Purchase Price shall be increased by an amount equal to the product of .1411 times the difference between Three Hundred Ninety Million Dollars ($390,000,000) and the Base Amount. The Purchase Price shall be allocated by mutual agreement of the parties.

         2.4. Casualty. Between the date hereof and the Closing Date, if there shall have been any damage to or destruction of (whether or not insured) the Real Estate or the furniture, fixtures, equipment or improvements included in the Assets that materially reduces the value of such property, at the option of Buyer, Seller shall either (i) retain the property and reduce the Purchase Price by the amount Buyer was to have paid for such property pursuant to the terms of this Agreement; or (ii) convey the property so damaged, but with the Purchase Price reduced by the agreed upon amount of the damage thereto.


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         2.5.  Actions at Closing.  At the Closing,

         (a) Seller shall:

                  (i) assign, transfer and deliver the Real Estate to Buyer via general warranty deeds, and assign, transfer and deliver the other Assets to Buyer by such deeds, conveyances, assignments, bills of sale and other instruments as may be necessary or advisable in the reasonable opinion of Buyer to vest in Buyer title to the Assets;

                  (ii) Transfer and convey all Loans to Buyer together with (in the form maintained by Seller) all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing the Loans by all assignments, endorsements and other instruments of conveyance as may reasonably be necessary. All such assignments, endorsements and other instruments of conveyance shall be without recourse to the Seller and without any representations and warranties of any kind except as otherwise provided by the terms of this Agreement;

                  (iii) Deliver to Buyer its files and other records relating to the Assets, Deposits and any other liabilities assumed by Buyer in whatever form maintained by Seller; and

                  (iv) transfer to Buyer cash in immediately available funds in an amount (the "Preliminary Settlement Amount") equal to the amount of the Deposits being assumed hereunder, reduced by the Purchase Price. For the purpose of determining the Preliminary Settlement Amount, balances as of the close of business on the fifth business day prior to the Closing Date will be utilized. The Preliminary Settlement Amount shall be adjusted after the Closing Date in accordance with Section 2.8 hereof.

         (b) Buyer shall assume the Deposit liabilities and other obligations to be assumed by Buyer hereunder by executing and delivering to Seller the Assignment and Assumption Agreement in the form of Schedule D hereto.

         2.6.  Data Processing Services.

         (a) From the date of this Agreement through the Closing Date, Seller shall provide such assistance to Buyer as shall be reasonably necessary to assist Buyer in converting and transferring all information concerning the Loans, Deposits and other assets and liabilities of the Branches into Buyer's own data processing system. Such conversion shall be implemented in full prior to the first business day after the Closing Date.

         (b) After execution of this Agreement, Seller shall provide Buyer with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of the Branches, together with operational procedures designed to implement the transfer of such information to Buyer. Each party shall designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters. For a reasonable period following the Closing Date, but in no event later than 30 days thereafter,


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Seller's liaison shall continue to be available for consultation with the Buyer to the extent reasonably necessary to assist Buyer in operating its data processing systems with respect to the Branches.

         2.7.  Certain Transitional Matters.

         (a) Buyer shall, at its cost and expense, notify the Depositors on or before the Closing Date of Buyer's pending assumption of the Deposits and furnish each appropriate Depositor with checks on the forms of Buyer and with instructions to utilize Buyer's checks and to destroy unused checks of Seller after the Closing Date.

         (b) For sixty (60) days following the Closing Date, Buyer shall pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer drawn on the Deposits by means of checks, drafts or withdrawal order forms provided by Seller, and in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.

         (c) Prior to the Closing Date, Seller and Buyer will develop appropriate procedures and arrangements to provide for settlement by Buyer of checks, drafts, withdrawal orders, returns and other items that are drawn on or chargeable against Deposits after the Closing Date. Seller will cooperate with Buyer and take all reasonable steps requested by Buyer to ensure that, on and after the Closing Date, each item drawn against a Deposit and encoded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearing house rule or agreement.

         (d) Buyer shall pay promptly to Seller an amount equal to the amount of any checks, drafts, withdrawal orders and/or other items in the process of collection as of the Effective Time credited to the Deposits on or before the Closing Date which are returned to Seller or to Buyer after the Closing Date. Upon receipt of payment from Buyer, Seller shall promptly assign to Buyer any item so received by Seller.

         (e) Seller shall remit promptly to Buyer all payments on Loans, all amounts intended as Deposits and any other amounts properly payable to Buyer rather than Seller as a result of the transactions contemplated hereby which may be received by Seller after the Effective Time. If the balance due on any Loan was reduced by Seller as a result of a payment made by check or other instrument received prior to the Effective Time, and such instrument is returned after the Effective Time as uncollectible, Buyer shall promptly remit to Seller an amount equal to the amount of such payment. Upon receipt of payment from Buyer, Seller shall promptly assign to Buyer all right, title and interest in such uncollected instrument.

         (f) Seller shall provide automated clearinghouse ("ACH") transactions received, promptly upon receipt by Seller, to Buyer for period of ninety (90) days following the Closing Date. Seller shall remain liable for any ACH deposits received prior to the Closing Date that may subsequently become subject to a reclamation request.


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         (g) Upon request after the Closing Date either to Seller or Buyer from any state or the federal government to reclaim funds relating to forged or improperly credited or issued social security, unemployment, welfare or similar checks credited by Seller prior to the Effective Time to a Deposit, Buyer hereby agrees to honor such request, but only to the extent of the balance in the relevant account at the date of such request. Buyer shall assign to Seller all right, title and interest in any such check returned to it by any such governmental entity and Seller shall remain liable for any deficiency still owing.

         2.8.  Settlement Date Adjustments.

         (a) On a date to be agreed upon by Seller and Buyer at the Closing which shall not be more than thirty (30) days after the Closing Date ("Settlement Date"), Buyer will transfer to Seller or Seller will transfer to Buyer as appropriate an amount equal to the difference between the Preliminary Settlement Amount and the amount determined in accordance with Section 2.5(a)(iv) utilizing balances as of the close of business on the Closing Date.

         (b) All rents, real estate taxes, utility payments and similar expenses relating to the Branches or the operation thereof, the most recent FDIC assessment on the Deposits paid by the Seller and all accrued and prepaid income attributable to the Assets (excluding safe deposit box rentals past due 90 days or more) shall be prorated between the parties as of the Closing Date. To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of Seller, and to the extent that any such item has been deferred by Seller to a time extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of Buyer. On the Settlement Date, Buyer shall pay to Seller or Seller shall pay to Buyer, as appropriate, in immediately available funds, the net amount calculated under this Section as being due to one party by the other. All real estate taxes and assessments shall be prorated on the Closing Date (on a calendar year basis) on the basis of the most recently certified real estate taxes and assessments, and all utility payments shall be prorated on the basis of the best information available as of the Closing Date. With respect to premiums paid to the FDIC for deposit insurance on the Deposits, it shall be assumed that all Deposits are insured under the Bank Insurance Fund; the proration of FDIC insurance premiums will be based on the standard formula promulgated by the FDIC based upon the amount of the Deposits as of the Effective Time and the number of days during any period for which Seller has prepaid premiums to the FDIC but during which Buyer has held or will hold the Deposits.

         (c) As soon as practicable (but in no event more than ten (10) days) after the Closing, Seller shall deliver to Buyer a statement setting forth the amount of all adjustments as determined in accordance with the provisions of Sections 2.8(a) and 2.8(b) and shall make available to Buyer such work papers, schedules and other supporting data as may be reasonably requested by Buyer to enable it to verify such determination. Such determination shall be final and binding for all purposes unless, within 10 days after receipt by Buyer of the statement, Buyer shall notify the Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, the parties agree to take all reasonable efforts to attempt to resolve the disputed items within ten (10) business days after the receipt by Seller of notice of such disagreement. If the


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parties are unable to resolve the disputed items within such period, such items shall be determined by an independent accounting firm selected by the mutual agreement of Buyer and Seller. The determination of such accounting firm shall be final and binding for all purposes. The fees and expense of such accounting firm shall be borne equally by Buyer and Seller.

         (d) All adjusted amounts due from one party to the other under this Section shall bear interest equal to the Federal Funds Effective Rate, and such interest shall be paid along with payments of such adjusted amounts. All payments to be made under this Section shall be made by immediately available funds.

         (e) If any refund of real property taxes or assessments relating to the Branches shall be made after the Closing, the same shall be held in trust by Seller or Buyer, as the case may be, and shall first be applied to the unreimbursed costs in obtaining the same, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Buyer (for the period commencing with the Closing Date).

         2.9. IRA and Brokerage Accounts. If the transfer of any IRA or brokerage account requires the consent of any customer, Seller shall, at its own expense, use its best efforts to obtain such consent prior to the Closing Date. Upon the Closing Date, Seller shall assign, transfer and deliver IRA and brokerage accounts as to which consents have been obtained together with all assets held in such accounts, and Buyer thereafter shall assume all liabilities relating thereto and deliver to Seller appropriate documents evidencing such assumption.

         2.10. Stop Payment Items. Buyer shall honor all stop payment orders related to any Deposits initiated prior to the Effective Time and reflected in stop payment documents delivered to Buyer on the Closing Date or thereafter, including any surety bonds issued with respect thereto which Seller shall assign to Buyer. If following receipt of appropriate stop order documentation, Buyer makes any payment in violation of any such order, Buyer shall be solely liable for any such payment and shall indemnify, hold harmless and defend Seller from and against all Damages arising out of any such payment. In the event that Buyer shall make any payment in violation of a stop payment order initiated prior to the Effective Time but not reflected in stop payment documents delivered to Buyer prior to such payment, Seller shall indemnify, hold harmless and defend Buyer from and against all Damages arising out of any such payment.

         2.11. Trust Business. No trust department assets or business (if any) conducted by Seller at the Branches shall be transferred to Buyer pursuant to this Agreement other than IRA business transferred pursuant to Section 2.9.

         2.12. Record Retention. From and after the Closing Date, Buyer shall preserve and safely keep, for so long as may be required under applicable law, all of the files, books of account and records transferred to Buyer under this Agreement. Upon not less than two (2) business days prior notice, Buyer will permit Seller or its representatives at any reasonable time and at Seller's expense, to inspect, make extracts from or copies of, any such files, books of account or records


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as Seller shall deem reasonably necessary, provided that such activities shall not unreasonably interfere with Buyer's business operations.

         2.13. Right to Intervene. In the event that, prior to Closing, any claim, protest, suit or other proceeding is instituted against Buyer in connection with this Agreement, Seller shall have the right, at its discretion and expense, to intervene in such litigation, and Buyer hereby consents to such intervention.

         2.14. Bank Premises. Buyer shall be entitled to possession and control of the Branches upon and after the Effective Time. Seller shall coordinate with Buyer to have its signs, logos and related equipment removed from the Branches as of the Effective Time at Seller's expense. As soon as reasonably possible following the Effective Time, Seller will remove all of its personal property not being transferred hereunder, including, but not limited to, equipment, stationery, forms, labels, shipping material, brochures and advertising material.

         2.15. Real Estate Taxes and Recording Fees. The cost of real estate transfer taxes and recordation fees incurred in connection with the transfer of the Real Estate contemplated herein shall be borne equally by Buyer and Seller.

         2.16.  Employee Matters.

         (a) Buyer shall offer employment to all persons who are employed at the Branches at the Effective Time (each, an "Affected Employee"), other than any such person who, at the Effective Time, is receiving benefits under Seller's Long-Term Disability Plan, and each Affected Employee's employment with Seller shall thereupon cease. Each Affected Employee shall be employed by Buyer as of the Effective Time upon terms and conditions, including, without limitation, salary and eligibility for benefits, including welfare, pension, severance and vacation benefits, as are other similarly situated employees of Buyer.

         (b) Buyer shall recognize the length of service with Seller of Affected Employees accepting employment for purposes of determining their participation eligibility and vesting rights, but not for purposes of benefit accrual (except for vacation), in any and all retirement plans, medical, life insurance, disability and other employee benefit plans, programs and/or policies currently maintained by Buyer. In addition, Buyer shall (i) give effect, in determining any annual deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Affected Employees under similar plans maintained by Seller for their benefit prior to the Closing Date; and (ii) provide coverage for pre-existing medical conditions to the extent that such condition is currently covered under Seller's plan, provided that such conditions would be covered under Buyer's plan if it were not pre-existing. In such event of differing coverages such person shall be covered by Seller's COBRA plan. Vacation responsibilities of Seller covering Affected Employees employed by Buyer shall be prorated on a calendar year basis as between Seller and Buyer as of the Closing Date based upon the number of vacation days taken prior to the Closing Date and the number of vacation days remaining after the Closing Date.


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         (c) Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for Affected Employees with respect to claims incurred by such employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents on or after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed to be incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.

         2.17. Interest Reporting. Seller shall report from January 1, 1998 through the Closing Date, and Buyer shall report from the Closing Date through December 31, 1998, all interest credited to, interest premiums paid on, interest withheld from and early withdrawal penalties charged to the Deposits. Such reports shall be made to the holders of accounts relating to Deposits and to the applicable federal and state regulatory agencies.

         2.18. Withholding. On or before the Closing Date Seller shall deliver to Buyer a list of all customers who have received "B" notices (TINs do not match) and "C" notices (under reporting/IRS imposed withholder) issued by the Internal Revenue Service ("IRS") relating to such Deposits. Following the Closing Date, Seller shall immediately deliver to Buyer (i) any and all similar notices regarding such Deposits received from the IRS and (ii) all notices received from the IRS releasing any governmental agency restriction on such Deposits. Any amounts required by any governmental agency to be withheld from any such Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

         (a) Any Withholding Obligation required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due;

         (b) Any Withholding Obligation required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld as set forth in Section 2.18(a) shall be withheld and remitted by Buyer. Within two (2) business days of receipt of any such notice by Seller, Seller shall notify Buyer, and Buyer shall comply with the notification requirements;

         (c) Any penalties described on "B" notices from the IRS or any similar penalties which relate to the Deposits will be paid by Seller promptly upon receipt of the notice, providing such penalty assessment resulted from Seller's acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of Seller; and

         (d) Any penalties assessed due to information missing from information filings regarding the Deposits, including, without limitation, 1099 forms, shall be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulting from Seller's acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of Seller.

         2.19. Further Assurances. After the Closing, Buyer and Seller shall execute and deliver such instruments and take such other actions as the other party may reasonably request in order to evidence the transactions contemplated hereby and to comply with reporting requirements under the Internal Revenue Code.


                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         3.1. Seller's Representations and Warranties. Seller represents and warrants to Buyer as follows:

         (a) Corporate Status. Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

         (b) Corporate Authority. Seller has full corporate power and authority to carry on the business of the Branches as presently conducted and to own the properties used in connection with the business of the Branches and is duly qualified to do business in the jurisdictions where its ownership of such properties or the conduct of its business with respect to the Branches requires such qualification.

         (c) Absence of Conflict or Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a breach of or conflict with the Articles of Association, or By-laws of Seller, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller, pursuant to any material note, bond, mortgage, indenture, license, any agreement or other instrument or obligation relating to or affecting the Assets, Deposits or the Branches or the transactions contemplated by this Agreement, or
(iii) subject to the receipt of regulatory approvals referred to in Section 5.2(d), violate any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority applicable to Seller.

         (d) Binding Obligation. This Agreement has been duly executed and delivered by Seller and constitutes, and the other instruments to be executed and delivered pursuant hereto when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies such as the remedy of specific performance.

         (e) Title to Assets. On the Closing Date, Seller will own the Assets, free and clear of any mortgage, pledge, lien, security interest, conditional sales agreement, lease, encumbrance or charge of any nature whatsoever, except
(i) as otherwise noted on any of the Schedules hereto, (ii) liens for current taxes or assessments which are not yet due and payable or are being contested by Seller in good faith, (iii) builders', mechanics', warehousemen's, materialmen's, contractors', workmen's, repairmen's, carriers', or other similar liens arising and continuing in the ordinary course of business for obligations which are not yet due and payable, and (iv) statutory and other similar liens which are not yet due and payable and which do not materially affect the value of the Assets subject thereto or the usefulness of such Assets to the business of the Branches. At the Effective Time, Buyer will obtain valid title, free and clear of any lien, claim or encumbrance (except as described in items (i) through (iv) above) to all of the Assets.

         (f) Condition of Assets. The Real Estate, banking equipment, furniture, fixtures and improvements to be transferred pursuant to this Agreement are, to Seller's Knowledge and belief, in good operating condition and repair, giving consideration to age and use and subject to ordinary wear and tear.

         (g) Deposit Insurance. The Deposits to be transferred pursuant to this Agreement are insured by the FDIC up to the maximum extent permitted by law. Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance Act with respect to the Deposits.

         (h) Books and Records. The books and records relating to the Branches have been maintained in accordance with applicable legal and accounting requirements and fairly reflect in all material respects the substance of events and transactions that should be included therein.

         (i) Material Adverse Change. Seller has not suffered any material adverse change in the business or assets of the Branches since December 31, 1997 and, to Seller's Knowledge, there are no facts or circumstances that could reasonably result in such a material adverse change. Any change in the business or assets of the Branches related to the deposit accounts of the County of Beaver or its related accounts will not be considered in determining any material adverse change.

         (j) Status of Loans. With respect to each Loan being purchased by the Buyer pursuant to this Agreement, the Loan is a valid loan in conformity with applicable laws and regulations; it includes all documentation normally required under federal banking regulations; its principal balance as shown on Seller's books and records is true and correct as of the last date shown thereon; all purported signatures on and executions of any document by Seller in connection with such Loan are genuine; and Seller has custody of all material documents or microfilm records thereof related to such Loan. No such Loan is subject to any asserted defense, offset or counterclaim known to Seller and is not past due 90 days or more and, to Seller's Knowledge, the borrower has not initiated bankruptcy or similar proceedings.

         (k) No Adverse Litigation. To Seller's Knowledge, there is no investigation, action, arbitration, suit, proceeding or claim pending or threatened against Seller with respect to, or adversely affecting, the Branches or Assets being purchased hereunder or the Deposits and other liabilities being assumed hereunder before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, except as previously disclosed in writing to Buyer.

         (l) Compliance with Laws. Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business at the Branches and has not received, with respect to the conduct of such business, notification from any agency or department of federal, state or local government (i) asserting a violation of any statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations.

         (m) No Defaults. Seller is not in default in any material way under any agreement, commitment, arrangement, lease, insurance policy or other instrument relating to the Branches or to the business conducted at the Branches, whether entered into in the ordinary course of business or otherwise, whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

         (n) Certain Labor Matters. Seller is not a party to any employment agreement, severance or similar agreement with any employee of the Branches (other than Seller's company-wide plans provided generally to employees of Seller). There are no labor controversies pending, or to Seller's Knowledge, threatened against Seller with respect to the operation of the Branches and, to Seller's Knowledge, no group, organization or union has attempted to organize any of its employees.

         (o) Environmental Matters. (i) All the activities at the Branches undertaken by Seller have been undertaken in full compliance in all material respects with all federal, state and local environmental statutes, regulations and ordinances ("Environmental Laws"). There is not pending or, to Seller's Knowledge, threatened litigation or administrative action against Seller or any third party arising under any Environmental Law that seeks to impose, or could result in the imposition, on any Branch, of any material liability thereunder. To Seller's Knowledge, none of the Branch facilities or properties has previously been used as a gas station; there is no condition existing at the Branches which would give rise to the liability of Buyer under any Environmental Laws and there is no reasonable basis for any such litigation or administrative action; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any federal, state or local agency or department imposing any such liability.

         (ii) Buyer (at its expense) shall have the right to conduct an environmental review (a "Review") of the Branches that are owned by Seller to determine if there are any environmental issues relating thereto. Any such Review shall be completed, and all reports and findings related thereto shall be disclosed to Seller, within 60 days of the date hereof. If any material environmental defects are discovered with respect to any Branches, (x) Seller shall have the right to correct such defects, in which case the affected Branches shall transfer to Buyer with the other Branches on the Closing Date, or (y) the physical facilities of the affected Branches will be excluded from this transaction and the Purchase Price shall be reduced by the amount Buyer was to have paid for the subject property; provided, however, that the parties shall enter into a mutually satisfactory lease at a fair market value rental rate to permit Buyer to operate such affected Branch for a reasonable period beyond Closing until Buyer can make alternative arrangements for a facility in lieu of Seller's affected Branch. In the event that the correction of defects at any affected Branch could not be completed prior to the Closing Date, Seller shall transfer to Buyer funds equal in amount to the remaining cost of correction, and such affected Branch shall transfer to Buyer with the other Branches on the Closing Date.

         (p) Taxes. Any payroll, withholding, property, excise, sales, use and transfer taxes imposed by the United States, the Commonwealth of Pennsylvania or by any other state, municipality, subdivision or instrumentality of the United States or by any other taxing authority which relate to the Branches and are due and payable by Seller prior to the Closing Date, shall have been paid in full as of such date, and all tax returns with respect to such taxes for taxable periods ending on or prior to the Closing Date have been or will be timely filed.

         (q) Leases. Seller has made available to Buyer true and correct copies of the leases identified in Schedule B, and has provided Buyer with the opportunity to determine the condition of the premises, furniture, fixtures, improvements and equipment subject to such leases. All such leases are valid and subsisting, and there does not exist any default, or any event or condition which, after notice or lapse of time or both, would constitute an event of default, and to Seller's Knowledge, there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of the Branches as presently being used in the conduct of the business of the Seller. Subject to receipt of any required consent of the respective landlords, Seller is permitted to assign the leases to Buyer for the Branches covered by lease and not owned by Seller.

                  3.2. Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

         (a) Corporate Status. Buyer is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

         (b) Corporate Authority. Buyer has full corporate power and authority to acquire the Assets and to assume the Deposits and other liabilities and obligations of Seller as provided in this Agreement. The execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby, have been duly authorized by the Board of Directors of Buyer. No further corporate authorization on the part of Buyer is necessary to consummate this transaction.

         (c) Absence of Conflict or Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in a breach of or conflict with the Articles of Incorporation or By-Laws of Buyer, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer, pursuant to any note, bond, mortgage, indenture, license, any agreement or other instrument or obligation, or (iii) subject to the receipt of regulatory approvals referred to in Section 5.1(d), violate any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority.

         (d) Binding Obligation. This Agreement has been duly executed and delivered by Buyer and constitutes, and the other instruments to be executed and delivered pursuant hereto when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally and the possible unavailability of certain equitable remedies such as the remedy of specific performance.

         (e) Available Funds. Buyer has, or at the Closing Date will have, available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, including the obligation to pay the Purchase Price pursuant to this Agreement and to pay all other amounts required to be paid hereunder on the terms and conditions set forth herein, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any unrelated third party.


                                   ARTICLE IV.
                                    COVENANTS

       4.1. Seller's Covenants. Seller covenants and agrees with Buyer as follows:

         (a) Activity in the Ordinary Course. Pending the Closing Date, Seller shall (i) conduct the business of the Branches substantially in the same manner as heretofore conducted, (ii) maintain all of the property at the Branches in customary repair, order and condition, reasonable wear and tear and damage by fire or other unavoidable casualty excepted, and (iii) maintain its books, accounts and records concerning the Branches in the ordinary and usual manner on a basis consistent with prior years. Between the date hereof and the Closing Date, Seller shall not, without the prior consent of the Buyer:

                  (i) cause or permit the transfer from or to the Branches of any Deposits in the aggregate in excess of $250,000, except upon the unsolicited request of a Depositor in the ordinary course of business (it being understood that any trust or other fiduciary or brokerage-related accounts are not included in the prohibition against transfer from the Branches, provided that any such accounts are transferred at least 30 days prior to the Closing Date);

                  (ii) acquire or dispose of any furniture, fixtures or equipment for the Branches, other than pursuant to commitments made on or before the date of this Agreement or for the replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Branches;

                  (iii) increase or agree to increase the salary, remuneration or compensation of persons employed at the Branches other than in accordance with Seller's customary policies or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice; or

                  (iv) enter into any employment contracts with any officers or employees of the Seller employed in the Branches.

         (b) Access to Information and Employees. Seller will give Buyer and its representatives, including its accountants and attorneys, reasonable access during normal business hours to the employees and the properties, documents (including but not limited to, all loan-related documents), contracts and records relating to the Branches and such other information with respect to the business affairs and properties of the Branches as the Buyer from time to time may reasonably request to enable Buyer to train the employees, to investigate the business and properties of the Branches and to prepare applications for any regulatory approvals to be obtained by Buyer in connection with this Agreement provided, however, that under no circumstances shall any such access interfere with the conduct of the business of the Branches. Seller shall use its best efforts in good faith to furnish such information to Buyer as may be required in connection with the preparation of any applications for regulatory approval. Nothing in this Section 4.1(b) shall be deemed to require Seller to breach any obligation of confidentiality or violate any law, regulation or order regarding disclosure of information, to reveal any proprietary information, trade secrets or marketing or strategic plans or, with respect to employee records, any information other than employees' respective names, date of hire, current salary and current title.

         (c) Insurance. Until the Effective Time, Seller shall maintain its current insurance on the Real Estate and the furniture, fixtures, equipment and improvements included in the Assets.

         (d) Satisfaction of Liens. Seller shall pay all obligations secured by liens referred to in Section 3.1(e)(ii), (iii) and (iv) as and when the same shall become due and payable.

         (e) Solicitation of Customers. For a period of three years after the Closing Date, Seller shall not conduct any marketing, media or customer solicitation campaign which specifically targets customers whose accounts are being acquired by Buyer pursuant to this Agreement, except as may occur (i) in connection with advertising or solicitations directed to the public generally;
(ii) in connection with mailings or phone solicitations that occur systematically as a result of any other relationship any such customer may have with Seller; or (iii) with respect to any products or services that are marketed on a national basis. Nothing herein shall prevent Seller from providing any notice required by any governmental agency or by any law, rule or regulation in connection with the transaction contemplated herein.

         (f) Establishment of Offices. For a period of three years after the Closing Date, Seller shall not, within Beaver or Mercer County or within a ten
(10) mile radius of those branches included in this transaction that are located outside such counties (except for the Evans City, Kiski Valley and McDonald Branches, in which case the radius shall be five (5) miles), establish any retail branch office that accepts customer deposits or any retail brokerage office. This prohibition shall not preclude (i) Seller's maintenance or retention of any office within the proscribed area which it obtains as a result of its acquisition of another financial institution having offices within such area, or (ii) Seller's maintenance, retention or establishment of any stand-alone ATM facility.



         4.2. Buyer's Covenants. Buyer covenants and agrees with Seller as follows:

         (a) Buyer's Applications for Approval. As soon as practicable following the execution of this Agreement, but in any event no later than 30 days thereafter (or for such longer period as completion thereof is delayed by Seller's failure to provide required information), Buyer shall prepare and file such applications as may be required by law with the proper federal and state regulatory authorities for approval to purchase the Assets and assume the Deposit liabilities as provided by this Agreement, to establish branch offices at the location of the Branches, and to effect in all other respects the transaction contemplated hereby. Buyer shall provide Seller with copies of draft and final application(s) in the form as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect to such applications. Buyer shall use its best efforts to obtain expeditiously all governmental and regulatory approvals necessary to consummate the transactions contemplated hereby. Buyer represents and warrants that it has no reason to believe that it cannot receive any such approvals in a timely manner or that any such approvals will be subject to any conditions that cannot be satisfied in a timely manner.

         (b) Confidentiality. Neither Buyer nor any of its officers, directors, employees, representatives or agents shall use any information obtained pursuant to this Agreement or in connection with the transactions contemplated hereby for any purpose unrelated to this Agreement. Buyer and its officers, directors, employees, representatives and agents shall hold in confidence all information and documents obtained pursuant to this Agreement or otherwise obtained or prepared in connection herewith, and shall request confidential treatment before any information or documents are submitted in connection with any application for regulatory approval, unless such information or documents otherwise become publicly available or as Seller is advised by counsel that any such information or document is required by law to be disclosed.

         (c) Use of Seller's Name. Buyer agrees that it does not have any rights to the use of Seller's name and that, at Seller's expense, it will take any and all actions reasonably requested by Seller with respect to the appearance of Seller's name or derivatives thereof or references thereto in the Assets in order to avoid any confusion regarding Seller's continued ownership or operation of the Branches, to protect Seller's name and any derivations thereof and to accomplish Seller's divestiture of the Branches and the purchase of the Assets and assumption of liabilities and obligations by Buyer pursuant to this Agreement.

                                   ARTICLE V.
                                   CONDITIONS

         5.1. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Buyer transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions all or any of which may be waived, in whole or in part, by Buyer:

         (a) Performance of Covenants. Each of the acts and undertakings of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects.

         (b) Representations True at Closing. The representations and warranties made by Seller herein shall be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time (except to the extent that such representations and warranties may become untrue or incorrect as a result of actions or transactions of Seller made with the consent of Buyer or as contemplated by the Agreement).

         (c) Certified Resolutions. Seller shall have furnished Buyer with a certified copy of resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         (d) Regulatory Approvals and Other Consents. Buyer and Seller shall have received all necessary federal and state regulatory approvals for the transactions contemplated hereby and all waiting periods contained in such approvals shall have elapsed.

         (e) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin or prohibit the consummation of the transactions contemplated hereby.

         (f) Certificate of Compliance. An authorized senior officer of Seller shall have executed and delivered to Buyer a certificate dated as of the Closing Date certifying that, to the best knowledge of such officer after due investigation, such officer has no knowledge of the non-fulfillment of the foregoing conditions insofar as they relate to Seller.

         5.2. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Seller transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller:

         (a) Performance of Covenants. Each of the acts and undertakings of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects.

         (b) Representations True at Closing. The representations and warranties made by Buyer herein shall be true and correct in all material respects on the Closing Date hereunder with the same force and effect as though such representations and warranties had been made on and as of such time (except to the extent that such representations and warranties may become untrue or incorrect as a result of actions or transactions of Buyer made with the consent of Seller).

         (c) Certified Resolutions. Buyer shall have furnished Seller with a certified copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and transactions contemplated hereby.

         (d) Regulatory Approvals and Other Consents. Buyer and Seller shall have received all necessary federal and state regulatory approvals for the transactions contemplated hereby and all applicable waiting periods shall have elapsed.

         (e) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin or prohibit the consummation of the transactions contemplated hereby.

         (f) Certificate of Compliance. An authorized senior officer of Buyer shall have executed and delivered to Seller a certificate dated as of the Closing Date certifying that, to the best knowledge of such officer after due investigation, such officer has no knowledge of the non-fulfillment of the foregoing conditions insofar as they relate to Buyer.



                                   ARTICLE VI.
                            TERMINATION OF AGREEMENT

         6.1. Termination by the Parties. This Agreement may be terminated by the parties with the effects stated in Section 6.2 in any of the following ways:

         (a) at any time on or prior to the Closing Date by the mutual consent in writing of Buyer and Seller;

         (b) on the Closing Date, by Buyer in writing if the conditions set forth in Section 5.1 of this Agreement shall not have been satisfied or waived in writing by Buyer;

         (c) on the Closing Date, by Seller in writing, if the conditions set forth in Section 5.2 of this Agreement shall not have been satisfied or waived in writing by Seller;

         (d) by Seller or Buyer in writing at any time after any regulatory authority has denied any application for approval of the transaction contemplated hereby and the time period for appeal(s) has run; or

         (e) by Seller or Buyer in writing if the purchase, sale and assumption contemplated hereby has not been consummated on or before September 30, 1998.

         6.2. Effect of Termination. If this Agreement is terminated for any reason as provided in Section 6.1, this Agreement shall forthwith become void and neither party shall have any further liability or obligation with respect to this Agreement, except and to the extent such termination results from the breach by a party of any of its representations, warranties or covenants hereunder and except that neither party shall be relieved of its obligations under Section 4.2(b), Article VII, and Sections 8.5, 8.6 and 8.7 of this Agreement.

                                  ARTICLE VII.
                                 INDEMNIFICATION

         7.1. Indemnification. (a) Seller shall indemnify Buyer and its employees, officers, directors, agents and affiliates against, and Buyer shall indemnify Seller and its employees, officers, directors, agents and affiliates against, and each of them agrees to protect, to defend and to hold harmless the other from all Damages arising out of or in connection with any inaccuracy in, failure to satisfy or comply with, or breach of, any of the warranties, representations or covenants of each of them contained herein or in any certificate or instrument delivered in connection herewith, which inaccuracy, failure or breach is asserted and a claim for indemnification with respect thereto is made within two years after the earlier of the Closing Date or termination of this Agreement pursuant to Section 6.1 hereof. The indemnification set forth herein shall be the sole and exclusive remedy for any such inaccuracy, failure or breach hereunder; further, all representations, warranties and covenants contained in this Agreement shall terminate, expire and be extinguished from and after two years after the earlier of the Closing Date or termination of this Agreement pursuant to Section 6.1 hereof, other than any covenant which, by its terms, is to remain in effect for a specified period after the Closing Date, which such covenant shall terminate and expire at the end of such period. Additionally, Seller agrees to indemnify Buyer against and to protect, to defend and to hold harmless the Buyer from all Damages arising out of or in connection with any liability or obligation of Seller that is not assumed by Buyer pursuant to this Agreement, and Buyer further agrees to indemnify Seller against and to protect, to defend and to hold harmless the Seller from all Damages arising out of or in connection with any liability or obligation of Seller that is assumed by Buyer pursuant to this Agreement. The aforementioned limitation on indemnification shall not apply to any title warranty in any deed related to the Branches sold to Buyer, provided that Buyer has purchased and maintained in full force and effect a title insurance policy covering such Branches.

         (b) No Damages incurred by either party shall be payable under this
Section 7.1 by the indemnifying party unless such Damages (i) in the case of claims made under the first sentence of Section 7.1(a), relate to claims for indemnification made prior to the date two years after the earlier of the Closing Date or termination of this Agreement pursuant to Section 6.1 hereof, and (ii) aggregate more than $50,000, in which case indemnification shall be made for the aggregate Damages, provided that neither party shall be entitled to indemnification for aggregate Damages in excess of $10,000,000. For the purpose of applying the aggregate Damage provision in the preceding sentence, any requirement in a representation or warranty contained in this Agreement that an event or fact be material, or have a material adverse effect on the Branches or on the business or Assets of the Branches that is a condition to such event or fact constituting a misrepresentation or a breach of such warranty (a "materiality condition"), shall be ignored in determining (x) whether the aggregate Damages resulting from all such breaches and misrepresentations (determined by ignoring all materiality conditions) have a material adverse effect on the business or Assets of the Branches and (y) whether, and to the extent that, all Damages incurred exceeds the limits set forth in the preceding sentence.

         7.2. Indemnification Procedures. In any case where one party shall seek indemnification under this Agreement (the "Indemnified Party"), for a third party claim, suit or proceeding ("Third Party Claim"), such indemnification shall be conditioned on such Indemnified Party's compliance with the following procedures:

         (a) The Indemnified Party will give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of each claim for indemnification under this Agreement, specifying the amount and nature of the claim (a "Notice"). Provided that such Notice is given (unless the failure to provide such Notice does not prejudice the interests of the Indemnifying Party), and the Indemnifying Party has not contested in writing the Indemnified Party's right to indemnification as set forth below, the Indemnifying Party, at its own expense and using counsel of its own choosing, shall promptly defend, contest and otherwise protect against any such claim, suit or proceeding. If within a reasonable time period following the receipt of a Notice, the Indemnifying Party contests in writing the Indemnified Party's right to indemnification with respect to the Third Party Claim described in the Notice, the Indemnified Party shall defend against and contest such Third Party Claim.

         (b) If the Indemnifying Party is defending against the Third Party Claim, the Indemnified Party may, but will not be obligated to, participate in the defense of any such third party claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense thereof unless the Indemnified Party has relieved the

Indemnifying Party from liability with respect to the particular matter. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party reasonably may request in connection with the Indemnifying Party's defense and shall be entitled to recover from the Indemnifying Party the reasonable costs of providing such assistance. The Indemnifying Party shall inform the Indemnified Party on a regular basis of the status of such claim, suit or proceeding and the Indemnifying Party's defense thereof.

         (c) In any Third Party Claim the defense of which is controlled by the Indemnifying Party, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, compromise or settle such claim, suit or proceeding if: (a) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified Party; or (b) such compromise or settlement does not include the third party's release of the Indemnified Party from all liability relating to such claim, suit or proceeding for which the Indemnified Party is entitled to be indemnified.

         (d) If the Indemnifying Party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, and fails to contest in writing the Indemnified Party's right to indemnification, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable fees and disbursements of counsel and all amounts paid as a result of such claim, suit or proceeding and the compromise or settlement thereof.

         (e) The obligation to indemnify an Indemnified Party's officers, directors, employees and agents in accordance with this Section 7.2 may be enforced exclusively by such Indemnified Party and nothing herein shall be construed to grant such officers, directors, employees and agents any individual rights, remedies, obligations or liabilities with respect to the parties to this Agreement. The parties to this Agreement may amend or modify this Agreement in any respect without the consent of such officers, directors, employees and agents.

                                  ARTICLE VIII.
                            MISCELLANEOUS PROVISIONS

         8.1. Entire Agreement. This Agreement together with the Schedules attached hereto and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matters hereof.

         8.2. Amendments. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed on behalf of the parties hereto by their duly authorized representatives.

         8.3. Waiver or Extension. Except with respect to required approvals of applicable governmental or regulatory authorities, either party, by written instrument signed by one of its executive officers, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations or warranties in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

         8.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Effective Time, by either of the parties hereto without the prior written consent of the other.

         8.5. Public Announcements; Nondisclosure. Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statements or customer notification with respect to this Agreement and the transactions contemplated hereby and neither Seller nor Buyer shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by any listing agreement with any national securities exchange.

         8.6. Brokers. Buyer and Seller each represent and warrant to one another than neither has contracted for or otherwise utilized the services of a broker in connection with this Agreement and the transactions contemplated hereby, except that Buyer has retained Sandler O'Neill & Partners, L.P. as its financial advisor. Each party agrees to indemnify the other party against and in respect of any claim against the other for brokers' fees or other commissions relative to this Agreement and the transactions contemplated hereby incurred by the indemnifying party's employees, agents or consultants.

         8.7. Payment of Expenses. Except as otherwise expressly provided herein and in any Schedules hereto, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including without limitation any expenses, fees, and costs necessary for any approvals of the appropriate Federal and/or State regulatory authorities, or for any notice to Depositors of the assumption of deposit liabilities provided for in this Agreement which shall be paid by the party seeking such approval or giving such notice.

         8.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.9. Addresses for Notice, etc. All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail) or delivered via facsimile transmission to the applicable party at the addresses indicated below:

IF TO SELLER:    PNC Bank Corp.
                 One PNC Plaza - 28th Floor
                 249 Fifth Avenue
                 Pittsburgh, Pennsylvania 15222
                 Attention: George P. Smith, Senior Vice President
                 Phone Number:  (412) 762-7993
                 Facsimile Number:  (412) 762-6238

IF TO BUYER:     First Western Bancorp, Inc.
                 101 East Washington Street
                 New Castle, Pennsylvania 16101

                 Attention: Robert H.Young, Executive Vice President
                            And Chief Financial Officer, Secretary and Treasurer
                 Phone Number: (724) 652-8550
                 Facsimile Number: (724) 654-8413

AND:             Attention: Thomas S. Mansell, Senior Vice President, Legal
                            Counsel and Assistant Secretary
                 Phone Number: (724) 652-5520
                 Facsimile Number: (724) 652-0246

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

         8.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.11. Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         8.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed in such state.

         8.13. Severability. If any provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

         8.14. Waiver, Delay, etc. No failure or delay by any party in exercising any rights, powers or privileges under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.


                                PNC BANK, N.A.



                                By: /s/ CRAIG T. CAMPBELL
                                   ----------------------------------

ATTEST:                         Title: Executive Vice President
                                      -------------------------------
    /s/ THOMAS R. MOORE
-----------------------------

Title:      Secretary
      -----------------------




                                FIRST WESTERN BANK, N.A.



                                By: /s/ ROBERT H. YOUNG
                                   ------------------------------------

ATTEST:                         Title: Executive Vice President -
                                      ---------------------------------
                                       Chief Financial Officer, Secretary and
    /s/ THOMAS S. MANSELL              Treasurer of First Western Bancorp, Inc.,
   ----------------------              on behalf of and authorized by First
Title:  Assistant Secretary            Western Bank, N.A.
      ------------------------

                               INDEX OF SCHEDULES



Schedule A  Schedule of Branch Offices

Schedule B  Facility Profiles (Including Lease Abstracts)

Schedule C  Schedule of Miscellaneous Operational Items

Schedule D  Assignment and Assumption Agreement